Contact:
Carole Casto
Executive Director - Corporate Communications
(317) 610-2480
carole.casto@cummins.com
For Immediate Release
November 1, 2016

Cummins Announces Third Quarter 2016 Results

•	Third quarter revenues of $4.2 billion, EBIT of 9.5 percent of sales,

•	GAAP[1] net income of 6.9 percent of sales, Diluted EPS of $1.72

•	Expects full year 2016 revenues to be down 9 percent, unchanged

•	Full year 2016 EBIT expected to be 11.3 percent of sales, compared to prior guidance of 11.6 to 12.2 percent

COLUMBUS, IND. - Cummins Inc. (NYSE: CMI) today reported results for the third quarter of 2016.

Third quarter revenues of $4.2 billion decreased 9 percent from the same quarter in 2015. Lower truck production in North America and weak international demand for power generation equipment were the most significant drivers of the decline in sales. Currency negatively impacted revenues by approximately 2 percent compared to last year, primarily due to a stronger US dollar.

Revenues in North America decreased 13 percent while international sales declined by 3 percent. Within international markets, higher revenues in China partially offset declines in the Middle East and Africa.

Earnings before interest and taxes (EBIT) were $398 million in the third quarter, or 9.5 percent of sales, and included a $99 million increase in an existing accrual for a loss contingency. EBIT in the third quarter of 2015 was $577 million or 12.5 percent of sales.

Net income attributable to Cummins was $289 million ($1.72 per diluted share). The loss contingency charge, net of its impact on compensation plans, reduced diluted earnings per share by 30 cents. The tax rate in the third quarter of 2016 was 21.5 percent. Net income in the third quarter of 2015 was $380 million ($2.14 per diluted share).

“Due to the slow pace of growth in the global economy, we continue to face weak demand in a number of our most important markets. The restructuring actions that we initiated in the fourth quarter of 2015, combined with strong execution on material cost reduction initiatives, productivity gains and improvements in product quality are all helping to mitigate the impact of weaker revenues. We are on track to deliver our goal of 25% decremental EBIT margin for the full year 2016, as a result of strong operational performance in very challenging economic conditions,” said Chairman and CEO Tom Linebarger. “We have returned $1.3 billion to shareholders so far this year, through a combination of dividends and share repurchases, consistent with our plans to return 75 percent of operating cash flow to shareholders in 2016."

Based on the current forecast, Cummins expects full year 2016 revenues to be down 9 percent, consistent with its prior guidance of down between 8 and 10 percent. Full year EBIT is expected to be 11.3 percent of sales, down from the prior forecast of 11.6 to 12.2 percent. The reduction in EBIT guidance is primarily a result of an increase in the expected costs of a loss contingency in the third quarter. As disclosed in prior quarters, the loss contingency relates to the costs of a campaign to remedy quality issues with third party aftertreatment systems, which were sourced by one of our OEM customers and are paired with our engines in the OEM vehicle.

Other recent highlights:

•	Cummins was recognized with the 2016 United States Overall Best Heavy-Duty Truck Engine Supplier Leadership Award by Frost and Sullivan

•	The Company announced that it will partner with Peterbilt Motors Company, a division of PACCAR, to develop and demonstrate technologies under the U.S. Department of Energy Supertruck II program

•	Cummins has been inducted into the Billion Dollar Roundtable for its commitment to diversity and inclusion

•	The Company returned $1.3 billion to shareholders so far this year, through a combination of dividends and share repurchases

Third quarter 2016 detail (all comparisons to same period in 2015)

Engine Segment

•	Sales - $1.9 billion, down 12 percent.

•	Segment EBIT - $89 million, or 4.8 percent of sales, compared to $217 million or 10.3 percent of sales

•	Segment EBIT reflects a $99 million increase in an existing accrual for a loss contingency

•	On-highway revenues declined 13 percent primarily due to lower heavy and medium-duty truck production in North America

Distribution Segment

•	Sales - $1.5 billion, down 3 percent

•	Segment EBIT - $96 million, or 6.4 percent of sales, compared to $123 million or 7.9 percent of sales

•	Increased revenue from acquisitions was more than offset by a 5 percent decline in organic sales and a 1 percent unfavorable impact from currency

Components Segment

•	Sales - $1.1 billion, down 8 percent.

•	Segment EBIT - $148 million, or 12.9 percent of sales, compared to $156 million or 12.6 percent of sales

•	Revenues in North America declined due to lower medium and heavy-duty truck production, partially offset by higher revenues in China

Power Systems Segment

•	Sales - $856 million, down 13 percent

•	Segment EBIT - $59 million, or 6.9 percent of sales, compared to $74 million, or 7.5 percent of sales

•	Revenues declined due to lower power generation and industrial engine demand in Asia, the Middle East and Africa

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1) Generally Accepted Accounting Principles

About Cummins
Cummins Inc., a global power leader, is a corporation of complementary business units that design, manufacture, distribute and service diesel and natural gas engines and related technologies, including fuel systems, controls, air handling, filtration, emission solutions and electrical power generation systems. Headquartered in Columbus, Indiana, (USA) Cummins currently employs approximately 55,000 people worldwide and serves customers in approximately 190 countries and territories through a network of approximately 600 company-owned and independent distributor locations and approximately 7,200 dealer locations. Cummins earned $1.4 billion on sales of $19.1 billion in 2015. Press releases can be found on the Web at www.cummins.com. Follow Cummins on Twitter at www.twittter.com/cummins and on YouTube at www.youtube.com/cummininc.

Forward-looking disclosure statement
Information provided in this release that is not purely historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our forecasts, guidance, preliminary results, expectations, hopes, beliefs and intentions on strategies regarding the future. These forward looking statements include, without limitation, statements relating to our plans and expectations for our revenues for the full year of 2016. Our actual future results could differ materially from those projected in such forward-looking statements because of a number of factors, including, but not limited to: the adoption and implementation of global emission standards; the price and availability of energy; the pace of infrastructure development; increasing global competition among our customers; general economic, business and financing conditions; governmental action; changes in our customers’ business strategies; competitor pricing activity; expense volatility; labor relations; and other risks detailed from time to time in our Securities and Exchange Commission filings, including particularly in the Risk Factors section of our 2015 Annual Report on Form 10-K. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release and we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. More detailed information about factors that may affect our performance may be found in our filings with the Securities and Exchange Commission, which are available at http://www.sec.gov or at http://www.cummins.com in the Investor Relations section of our website.

Presentation of Non-GAAP Financial Information
This earnings release includes information that does not conform to U.S. generally accepted accounting principles (GAAP) and are considered non-GAAP measures. EBIT is a non-GAAP measure used in this release, and is defined and reconciled to what management believes to be the most comparable GAAP measure in a schedule attached to this release. Cummins presents this information as it believes it is useful to understanding the Company's operating performance, and because EBIT is a measure used internally to assess the performance of the operating units.

Webcast information
Cummins management will host a teleconference to discuss these results today at 10 a.m. EST. This teleconference will be webcast and available on the Investor Relations section of the Cummins website at  www.cummins.com . Participants wishing to view the visuals available with the audio are encouraged to sign-in a few minutes prior to the start of the teleconference.